Exhibit 10.6 to 8-K

                             [Letterhead of Diomed]

                                February 15, 2005

Mr. Kevin Stearn
c/o Diomed Limited
One Dundee Park
Andover, MA 01810

Dear Kevin:

This letter refers to the agreement dated September 4, 2001, between you and Diomed, Ltd. (the "Company") (the "Agreement"). After consideration by the Compensation Committee of the Board of Directors of Diomed Holdings, Inc., the Company has determined to extend to you a right to receive severance pay that may become payable under certain circumstance set forth below in this letter.

Subject to your acceptance of the following terms and conditions, the Company proposes to amend the Agreement by the following new Section 18 thereto:

         "18. ADDITIONAL SEVERANCE.

         If the Company terminates your employment without Cause (as defined below in this Section), you shall be entitled to receive as severance an amount equal to twelve (12) months of your annual base salary at the time in effect (including the three (3) month notice period provided for in Section 11.3 of the Agreement) and subject to deduction of income tax and national insurance contributions as appropriate as liquidated damages in full and final settlement of all your claims arising from such termination, payable in a single lump sum payable within ten (10) business days of the date on which you receive notice of termination of employment;

         provided, that the Company shall have no obligation to make any severance payment to you

         (i) to the extent permitted under applicable law, unless and until you execute and deliver to the Company compromise agreement which satisfies the conditions regulating compromise agreements under s.203 of the Employment Rights Act and any other acts which may be applicable in full satisfaction of all claims arising from the termination of your employment, or

         (ii) if you breach your obligation not to compete with the Company or not to divulge confidential information of the Company as set forth in the Agreement, or

         (iii) if you voluntarily terminate your employment.

         For all purposes of the Agreement, "Cause" shall mean:

         (i) your embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of the Company's assets or businesses;

         (ii) your conviction of any criminal offense (other than a traffic violation);

         (iii) your behavior, which is likely in the reasonable opinion of the Company to prejudice the interests or reputation of the Company, or;

         (iv) any other breach by you of a material provision of the terms of your employment hereunder that remains uncured for thirty (30) days after written notice thereof is given to you. If the Company terminates your employment for Cause, the Company shall have no further obligation or liability to you relating to your employment hereunder, or the termination thereof, other than for your base salary earned but unpaid through to the date of termination."

Except as expressly set forth herein, the Agreement will remain in full force and effect without further amendment of any other provision thereof.

To indicate your agreement with the foregoing, please sign in the space provided below and return an original executed counterpart to me, whereupon the Agreement, as amended hereby, will be a binding and enforceable agreement between you and the Company.

                                          Very truly yours,

                                          /s/  James A. Wylie, Jr.
                                          --------------------------------------
                                          James A. Wylie, Jr.
                                          President and Chief Executive Officer

Accepted and agreed to:

  /s/  Kevin Stearn
  ----------------------
  Kevin Stearn